Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spanish Broadcasting System, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144286) on Form S-8 of Spanish Broadcasting System, Inc. (the Company) of our reports dated April 1, 2013, with respect to the consolidated balance sheets of Spanish Broadcasting System, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ deficit and cash flows, for the years then ended, and the related financial statement schedule, which reports appear in the December 31, 2012, annual report on Form 10-K of the Company.

Miami, Florida

April 1, 2013

Certified Public Accountants